Pricing Supplement Dated February 7, 2011				Rule 424 (b) (3)
(To Prospectus Dated May 24, 2010)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.12%

Effective Dates:	2/7/11	through	2/13/11